AMENDMENT TO

FUND SERVICES AGREEMENT

THIS AMENDMENT TO FUND SERVICES AGREEMENT (this "Amendment") is effective as of June 1, 2018, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company ("GFS"), and The Saratoga Advantage Trust, a Delaware statutory trust (the "Trust").

WHEREAS, GFS and the Trust are parties to that certain Fund Services Agreement dated May 1, 2014 (the "Agreement"); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms, including, without limitation, Form N-CEN, designed to modernize the reporting and disclosure of information by registered investment companies (the "Reporting Modernization Rules"); and

WHEREAS, GFS seeks the Trust's approval of additional fees associated with the preparation and filing of Form N-CEN as required by the Reporting Modernization Rules to cover the increased cost to GFS of providing such service; and

WHEREAS, the Trust's Board of Trustees is agreeable to the aforementioned additional fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree to amend the Agreement as follows:

1.	Amendments.

(a)               Section 6 of Appendix I to the Agreement hereby is deleted in its entirety and replaced with the following:

6)     Provide all raw data available from its mutual fund accounting system for the Fund's investment adviser or the administrator to assist in preparation of the following:

a.	Semi-annual financial statements;
b.	Annual form N-CEN and annual tax returns;
c.	Financial data necessary to update form N-1 A; and
d.	Annual proxy statement.

(b)               Section II. 2) (b) of Appendix II to the Agreement hereby is deleted in its entirety and replaced with the following:

(b)	Review Form N-CEN, Form 24F-2, annual and semi-annual shareholder reports for legal disclosure requirements (as applicable).

(c)               Section III. 1) (b) of Appendix II to the Agreement hereby is deleted in its entirety and replaced with the following:

(b) Prepare and file, with assistance from the agents of the Trust: (i) unaudited financial statements and schedules of investments as required for annual and semi-annual reports; (ii) EDGAR online filings related to annual and semi-annual reports; (iii) EDGAR online filings related to Form N-CEN; and (iv) EDGAR on-line filings related to Form 24F-2.

9) Appendix IV to the Agreement hereby is amended by inserting the following paragraph

c. immediately after paragraph b. under Fund Accounting Services Fees, Fund Administrative Services Fees, and Transfer Agency Services Fees, Section 4:

c. Reporting Modernization fees. Each Fund shall pay an annual reporting modernization fee of $[ ] for N-CEN filings and in addition will be assessed separate charges for third-party data sourcing.

2.                  Miscellaneous.

(a)               Except as hereby amended, the Agreement shall remain in full force and effect.

(b)              This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

THE SARATOGA ADVANTAGE TRUST	GEMINI FUND SERVICES, LLC

By: /s/ Bruce E. Ventimiglia	By: /s/ Kevin Wolf
Name: Bruce E. Ventimiglia	Name: Kevin Wolf
Title: Chairman, President, and Chief Executive Officer	Title: President